Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, July 5, 2011	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES OFFICER CHANGES

Tom VerHage, Vice President and CFO, leaving Company on October 31st; Jim Shaw promoted to Vice President and CFO effective November 1st

MINNEAPOLIS, July 5, 2011-- Donaldson Company, Inc. (NYSE: DCI), announced today, as part of its ongoing officer succession planning process, that Thomas R. VerHage, Vice President and Chief Financial Officer, will leave the Company on October 31st. VerHage, 58, joined Donaldson in 2004 in his current role with responsibility for Donaldson’s global finance organization. During VerHage’s tenure, he led the implementation and ongoing compliance with the Sarbanes-Oxley legislation, improved the forecasting, annual planning and budgeting processes, and helped to ensure the effective integration of acquisitions including Western Filter, Aerospace Filtration Systems, Triboguard, and LMC West.

As part of the succession planning process, James F. Shaw will be promoted to Vice President and Chief Financial Officer effective November 1st. Shaw, 42, is currently Corporate Controller and Principal Accounting Officer. Shaw joined Donaldson in 2004 as Director of Corporate Compliance/Internal Audit. In his current role, Shaw is responsible for worldwide financial reporting, budgeting and analysis, and the development and management of the Company’s financial controls and policies. Prior to joining Donaldson, Shaw was a Senior Audit Manager at Deloitte & Touche, LLP, where he was the lead auditor for a number of large multi-national companies. Shaw also spent time as an auditor at Arthur Anderson, LLP. Shaw is a Certified Public Accountant and holds a Bachelor of Arts degree in Accounting from St. John’s University, Collegeville, Minnesota.

“I would like to thank Tom for his dedication and leadership during a very ‘exciting’ time for both our Finance organization and our Company,” said Bill Cook, Chairman, President and CEO. “Tom joined us as I was assuming the CEO role and as Donaldson was preparing for the implementation of the Sarbanes-Oxley legislation. As a member of my senior team, Tom also played a key role in helping to successfully lead our Company through the recent recession, from which we emerged better and stronger than when we went in and well positioned to execute our Strategic Growth Plans. I wish him continued success in his current Board positions and future business opportunities.”

“A critical success factor for achieving our long-term Strategic growth objectives is to develop leaders. Jim Shaw is a great example of our development success as he has demonstrated his leadership capabilities and delivered results in the many areas of our Finance organization that he has already led. In his new position, Jim’s combination of skills and experience are well-suited to leading the ongoing development of our global Finance organization and will make him a valuable member of my senior leadership team.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,800 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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